UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2018

AGENUS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Forbes Road

Lexington, MA 02421

(Address of principal executive offices, including zip code)

(781) 674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2018, Agenus Inc. (the “Company”) elected Dr. Allison M. Jeynes-Ellis MD, FFPM (UK) to its Board of Directors (the “Board”). Dr. Jeynes-Ellis was elected as a Class III director with an initial term that expires at the Company’s annual meeting of stockholders in 2021, and she will serve on the Executive Committee of the Board (the “Executive Committee”).

Dr. Jeynes-Ellis joins the Board with over 25 years of senior leadership experience in the pharmaceutical industry. Dr. Jeynes-Ellis is the Chief Executive Officer of Avillion LLP (“Avillion”), a London-based drug development company. Prior to her current position as CEO, Dr. Jeynes-Ellis served as Avillion’s Chief Medical Officer from December 2012 to January 2014. Before her tenure at Avillion, Dr. Jeynes-Ellis worked in senior roles at Wyeth, Bristol-Myers Squibb, and Novartis. Her previous affiliations also include Cambridge Antibody Technology and Genentech, government bodies and medical charities. She has managed teams focusing on global clinical development projects that have led to drug approvals in Europe and the United States, across a range of therapeutic areas. Dr. Jeynes-Ellis currently serves as a non-executive director of the Health Research Authority, an executive non-departmental public body of the Department of Health in the United Kingdom. The Board has deemed that Dr. Jeynes-Ellis is a highly qualified candidate to serve on the Board.

In connection with her election to the Board, Dr. Jeynes-Ellis was granted an option to purchase 75,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan, as amended (the “2009 Plan”) and the Company’s non-employee director compensation program. The option has a per-share exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant and a 10-year term, and it vests over three years in equal annual installments (provided Dr. Jeynes-Ellis maintains a service relationship with the Company through each such vesting date). In connection with her appointment to the Executive Committee, Dr. Jeynes-Ellis was also granted a restricted stock unit award for 28,985 shares of the Company’s common stock, which vests entirely on the one-year anniversary of the grant date. As a non-employee director, Dr. Jeynes-Ellis will also receive cash and additional equity compensation paid by the Company pursuant to its non-employee director compensation program. There are no arrangements or understandings between Dr. Jeynes-Ellis and any other person pursuant to which Dr. Jeynes-Ellis was selected as a director, and there are no transactions between Dr. Jeynes-Ellis and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Also effective November 7, 2018, Jennifer Buell, Ph.D., was promoted to become the Company’s Chief Operating Officer. Dr. Buell, 44, has more than 20 years of biopharmaceutical R&D experience. From November 2013 to July 2016, Dr. Buell was the Company’s Vice President, Research and Development Operations and Program Management. From July 2016 to November 2017, she was the Company’s Vice President, Research and External Affairs, and from November 2017 to November 2018, she served as the Chief Communications and External Affairs Officer. In her new role, Dr. Buell is responsible for all of the Company’s operational functions, with all of the line responsibilities reporting to her. In connection with her promotion, Dr. Buell’s annual base salary was increased to $400,000 and she was granted an option to purchase 130,000 shares of the Company’s common stock pursuant to the 2009 Plan. The option has a per-share exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant and a 10-year term, and it vests over three years with one-third vesting on the one-year anniversary of the grant date and the remainder vesting in equal quarterly installments (provided Dr. Buell maintains a service relationship with the Company through each such vesting date). There is no arrangement or understanding between Dr. Buell and any other person pursuant to which Dr. Buell was selected as the Company’s Chief Operating Officer and Dr. Buell has no family relationships with any director or other executive officer. Additionally. there are no related party transactions involving Dr. Buell or any member of her immediate family required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2018	Agenus Inc.

	By:	/s/ Evan D. Kearns
Evan D. Kearns
VP, General Counsel